Exhibit 10.1
AMENDMENT
TO $400,000 PROMISSORY NOTE

The parties agree that the $400,000 Promissory Note (the “Promissory Note”), made on June 20, 2012, by and between OriginOil, Inc. (the “Borrower”) and JMJ Financial (the “Lender”) is hereby amended and supplemented as follows:

1.           Maturity Date.  In the second paragraph of the Promissory Note, the sentence that begins “The Maturity Date is six months from the Effective Date of each payment…” is hereby amended and replaced in its entirety with the following:  “The Maturity Date is 13 months from the Effective Date of each payment (the “Maturity Date”) and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable.”

2.           Conversion Price.  In the second paragraph of the Promissory Note, the sentence that states “The Conversion Price is $0.65” is hereby amended and replaced with the following:  “The Conversion Price is the lesser of $0.65 or 70% of the average of the three lowest closing prices in the 25 trading days previous to the conversion (In the case that conversion shares are not deliverable by DWAC an additional 5% discount will apply; and if the shares are chilled for deposit into the DTC system and only eligible for Xclearing deposit an additional 10% discount shall apply).”

3.           Conversion Floor.  The Borrower has the right to enforce a conversion floor of $0.4375 per share as follows.  If Borrower receives a conversion notice in which the Conversion Price is less than $0.4375 per share and elects to enforce the conversion floor of $0.4375, the Lender will incur a conversion loss, defined as follows, which the Borrower must make whole by paying the conversion loss by cash payment, and any such cash payment must be made by the third day from the time of the conversion notice:

Conversion Loss = [(High trade price on the day of conversion) x (Number of shares that would have been received if there was no floor)] – [(High trade price on the day of conversion) x (number of shares being received with the floor)].

In the event that any Borrower default occurs among any of the agreements between the parties, inclusive of the terms of conversion, the terms of this paragraph 3 of this Amendment shall automatically and permanently terminate.

In the event that the Borrower either (a) issues stock at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation to any party (including the Lender)) below $0.4375, or (b) if the Borrower enters into any agreement that may in the future provide for such issuance at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation to any party (including the Lender)) below $0.4375, then the terms of this paragraph 3 of this Amendment shall automatically and permanently terminate.

In the event that the Borrower enters into any agreement that provides for a floorless conversion, or floorless convertible, or floorless exchangeable security, then the terms of this paragraph 3 of this Amendment shall automatically and permanently terminate.

ALL OTHER TERMS AND CONDITIONS OF THE $400,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

*           *           *

Please indicate acceptance and approval of this amendment by signing below:

/s/	/s/
T. Riggs Eckelberry	JMJ Financial
OriginOil, Inc.	Its Principal
Chief Executive Officer

Date: _____________________	Date: _____________________

[Signature Page to Amendment to $400,000 Promissory Note]